CONFIDENTIAL

SHARE SUBSCRIPTION AGREEMENT

by and between

MOVEUP LIMITED

and

AUSNUTRIA DAIRY INTERNATIONAL LTD.

Dated: August 12, 2007

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT, dated as of August 12, 2007 (this “Agreement”), is entered into by and between:

(1)	Moveup Limited, a company incorporated under the laws of Samoa, as the issuer (the “Company”), and

(2)	Ausnutria Dairy International Ltd., a company incorporated under the laws of Cayman Islands, as the subscriber (the “Subscriber”)

Each of (1) and (2) shall be referred to as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is authorized to issue 1,000,000 one class and one series ordinary shares with par value of US$1.00, out of which 1 share has been issued and is currently outstanding;

WHEREAS, the Company has entered into an Equity Purchase Agreement to purchase 100% of the equity interest in Ausnutria Dairy (Hunan) Company Ltd. (the “Target Company”), currently an equity joint venture established under the laws of the People’s Republic of China, from its current shareholders;

WHEREAS, American Dairy, Inc. (“ADY”) has made a loan (the “Loan”) to the Company in the amount of $10 million under a Loan Agreement dated June 28, 2007 (the “Loan Agreement”) for the purposes of making a deposit or advance payment by the Company for the acquisition of the Target Company;

WHEREAS, the Subscriber desires to invest in the Company, and the Company desires to accept the investment and issue certain number of its ordinary shares of capital to the Subscriber (the “New Shares”) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 Definitions.

As used in this Agreement, and unless the context requires a different meaning, the capitalized terms not defined elsewhere in this Agreement have the following meanings:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Samoa, New York and the PRC are authorized or required by law or executive order to close.

“Charter Documents” mean the Memorandum and Articles of Association of the Company.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the government of the PRC and any other relevant jurisdiction).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” has the meaning set forth in the recitals of this Agreement, and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and Macau.

“US$” means United States dollars.

2. SUBSCRIPTION OF NEW SHARES

2.1 Subscription and Issuance of Shares Subscriber hereby agrees to subscribe for, and the Company hereby agrees to issue to Subscriber as of the date hereof, the total number of 10,000 New Shares with par value of US$1.00 per share at the total purchase price of US$ 10 million (the “Subscription Price”).

2.2 Payment  Subscriber will pay the Subscription Price by assuming all of the Company’s obligations under the Loan Agreement, including repayment of the Loan on behalf of the Company.

2.3 Registration of Member  The Company shall, as promptly as practicable, register the Subscriber as holder of 10,000 ordinary shares in its Register of Members. If requested by Subscriber, the Company shall deliver to Subscriber a share certificate issued in the name of Subscriber evidencing the 10,000 New Shares issued to Subscriber.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to the Subscriber as of the date hereof that:

3.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of Samoa and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

3.2 All corporate action required to be taken by the Company and its officers and directors necessary for the authorization, execution, delivery of this Agreement and to issue the New Shares hereunder, has been taken or will be taken as required under the Charter Documents or applicable law. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws or other laws affecting creditor’s rights generally or by general equitable principles.

3.3 The authorized capital of the Company consists of 1, 000, 000 shares, 1 share of which has been issued and is outstanding prior to the execution of this Agreement. The sole outstanding share has been duly authorized and validly issued and was issued in compliance with the Charter Documents.

3.4 The New Shares, when issued and subscribed in accordance with the terms and conditions set forth in this Agreement, will be validly issued and free of restrictions on transfer other than those under the Charter Documents and applicable laws.

3.5 The execution, delivery and performance by the Company of this Agreement and the consummation of the transaction contemplated hereby or compliance by the Company with any of the provisions hereof will not result in, with or without the passage of time and giving of notice, (i) a violation of any provision of any laws applicable to the Company or to the transactions contemplated herein, (ii) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (iii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or non-renewal of any material permit or license applicable to the Company.

4. REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER

The Subscriber represents and warrants to the Company as of the date hereof that:

4.1 The Subscriber is a company duly organized, validly existing and in good standing under the laws of Cayman Islands, and has all requisite corporate power and legal capacity and authority to enter into this Agreement, and that this Agreement, when executed and delivered, will constitute its valid and legally binding obligation, enforceable against the Subscriber in accordance with its terms except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws or other laws affecting creditor’s rights generally or by general equitable principles.

4.2 The execution, delivery and performance by Subscriber of this Agreement, and the consummation of the contemplated transaction hereunder, do not and will not conflict with, contravene, result in violation or breach of or default (with or without the giving of notice or the lapse of time or both): (a) any law applicable to the Subscriber or any of its properties or assets; (b) any contract, agreement or other instrument to which the Subscriber is a party or by which its properties or assets may be bound, except for violations and defaults that, individually and in the aggregate, would not materially impair the ability of the Subscriber to perform its obligations hereunder.

4.3 The Subscriber hereby confirms, that the New Shares to be acquired by the Subscriber will be acquired for investment for the Subscriber’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.4 The Subscriber acknowledges that all share certificates evidencing the New Shares subscribed hereunder shall bear (i) the following legend:

“These securities have been acquired for investment and have not been registered under the US Securities Act of 1933 or the securities laws of any state and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an exemption therefrom.” and

(ii) any legend required by any applicable securities law.

5. TERMINATION OF AGREEMENT

5.1 Termination.

(a) This Agreement may be terminated by mutual written consent of the Company and the Subscriber.

6. MISCELLANEOUS

6.1 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with confirmation of transmission report) or (iii) one (1) Business Day following the day sent by any of the following reputable international courier: EMS, DHL or FEDEX or three (3) Business Days after such dispatch in the case of international deliveries, in each case at the following addresses and facsimile numbers:

(a)	if to the Company:

MOVEUP LIMITED
Offshore Chambers
PO Box 217
Apia Samoa

with a copy to:
Weil, Gotshal & Manges LLP
38/F Tower 2 Plaza 66
1366 Nan Jing Road (W)
Shanghai 200040
The People's Republic of China
Fax: 86-21-6288-3866
Attention: Kevin Ban

(b)	If to the Subscriber

AUSNUTRIA DAIRY INTERNATIONAL LTD.
c/o Corporate Filing Services Limited
4th Floor, Harbour Centre, PO Box 613
Grand Cayman KY1-1107, Cayman Islands
Fax:__________________
Attn: President

with a copy to:
AMERICAN DAIRY, INC.
Star City Int'l Bldg., No. 10 Jiuxianqiao Rd., C-16th FL
Chaoyang District
Beijing, China 100016
Fax: 86 10 8456 7768

6.2 Successors and Assigns; Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

6.3 Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by a facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

6.4 Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof:

6.5 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF CAYMAN ISLANDS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

6.6 Arbitration.

(a) Except as otherwise provided in this agreement, any dispute or claim arising out of or in connection with or relating to this agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) under the rules of the HKIAC (the “Rules”) as are in force at the date of the notice of arbitration commencing any such arbitration. The Company and the Subscriber shall each select one arbitrator, and the third arbitrator shall be selected by the chairman of HKIAC. The place of arbitration shall be in Hong Kong. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 66.5 . Judgment upon any arbitral award rendered hereunder may be entered in any court, and/or application may be made to any such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

(b) Unless the arbitration tribunal shall determine or rule otherwise, the costs and expenses of the arbitration, including the fees of the attorneys shall be borne by the losing side.

(c) Any award made by the arbitration tribunal shall be final and binding on each side to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitration tribunal so that there shall be no appeal to any court of law from the award of the arbitration tribunal.

(d) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

6.7 Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

6.8 Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

MOVEUP LIMITED

By:	/s/ Michael Tung
Name: Michael Tung
Title: Director

SUBSCRIBER:

AUSNUTRIA DAIRY INTERNATIONAL LTD.

By:	/s/ Michael Tung
Name: Michael Tung
Title: Director